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                                                                    Exhibit 99.1


                                              April 6, 1999

Number Nine Board of Directors
18 Hartwell Ave.
Lexington, MA 02421-3141

Dear Board Members:

    I want to inform you that for personal reasons I'm resigning from Number Nine, both from CEO position and from Board of Directors. My last day of employment will be May 7th.

    It was a very difficult yet necessary decision for me. The eighteen years of association with Number Nine from living room startup, through IPO and present has been incredibly rich in experiences and sentiments. They will stay with me forever.

    I still do believe in Number Nine's mission and its destiny for success. I truly with Number Nine and all Niner's the best in this long and winding road.


                                              Sincerely,

                                              /s/ Andrew Najda

                                              Andrew Najda
                                              CEO and Chairman of the Board